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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-24694
                                                -------

                        Enterprise Federal Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)

     7810 Tylersville Square Drive, West Chester, Ohio 45069; (513) 755-4600
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                   (Address, including zip code and telephone
                               number, including
                           area code, of registrant's
                          principal executive offices)

                     Common Stock, par value $0.01 per share
         --------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        /X /             Rule 12h-3(b)(1)(ii)       /  /
         Rule 12g-4(a)(1)(ii)       /  /             Rule 12h-3(b)(2)(i)        /  /
         Rule 12g-4(a)(2)(i)        /  /             Rule 12h-3(b)(2)(ii)       /  /
         Rule 12g-4(a)(2)(ii)       /  /             Rule 15d-6                 /  /
         Rule 12h-3(b)(1)(i)        /  /

Approximate number of holders of record as of the certification or notice date:
None      .
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Enterprise Federal Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:   May 14, 1999          By:  /s/ PAUL L. REYNOLDS
                                    --------------------------------------------
                               Name: Paul L. Reynolds
                               Title: Assistant Secretary of Fifth Third Bancorp
                                      (successor by merger to Enterprise Federal
                                      Bancorp, Inc.)